AMENDMENT NO. 6

TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 6 TO THE SUBADVISORY AGREEMENT (“Amendment”) is dated as of April 1, 2022, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, has approved this Amendment to the Subadvisory Agreement; and

WHEREAS, the Adviser has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions, to enter into subadvisory agreements with unaffiliated advisers without first obtaining shareholder approval.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A. Schedule A to the Subadvisory Agreement is hereby replaced with Schedule A attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste
Name: Terence Baptiste
Title: Vice President

[Signature Page to Amendment No. 6 to SST T. Rowe Subadvisory Agreement]

SCHEDULE A

Effective April 1, 2022

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)

SA Multi-Managed International Equity Portfolio

0.60% first $50 million

0.55% next $50 million

At $100 million, the fee schedule resets to 0.50% on all assets

0.50% next $100 million

At $200 million, the fee schedule resets to 0.425% on all assets

0.425% next $300 million

0.40% next $500 million

At $1 billion, the fee schedule resets to 0.40% on all assets

SA Multi-Managed Mid Cap Growth Portfolio	0.50% first $40 million 0.40% over $40 million

SA Multi-Managed Mid Cap Value Portfolio	0.50% on first $1 billion At $1 billion, the fee schedule resets to 0.425% on all assets

SA T. Rowe Price Growth Stock Portfolio

0.50% on first $50 million

0.40% on next $50 million

At $100 million, the fee schedule resets to 0.40% on all assets

0.40% on next $150 million

0.375% on next $250 million

0.35% on next $500 million

At $1 billion, the fee schedule resets to 0.35% on all assets

0.325% in excess of $1 billion